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ROPES & GRAY LLP
ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050
BOSTON NEW YORK PALO ALTO SAN FRANCISCO TOKYO WASHINGTON, DC www.ropesgray.com

                                 March 17, 2008

RiverSource Value Fund
RiverSource Managers Series, Inc.
734 Ameriprise Financial Center
Minneapolis, MN 55474

RiverSource Diversified Equity Income Fund
RiverSource Investment Series, Inc.
734 Ameriprise Financial Center
Minneapolis, MN 55474

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated September 11, 2007 between RiverSource Managers Series, Inc., a Minnesota corporation (the "Selling Corporation"), on behalf of one of its series, RiverSource Value Fund (the "Selling Fund") and RiverSource Investment Series, Inc., a Minnesota corporation (the "Buying Corporation"), on behalf of one of its series, RiverSource Diversified Equity Income Fund (the "Buying Fund"). The Agreement describes a proposed reorganization (the "Reorganization") to occur on the date of this letter (the "Closing Date"), pursuant to which Buying Fund will acquire all of the assets of the Selling Fund in exchange for shares of beneficial interest in Buying Fund (the "Buying Fund Shares") and the assumption by Buying Fund of all of the liabilities of the Selling Fund following which the Buying Fund Shares received by the Selling Fund will be distributed by the Selling Fund to its shareholders in liquidation and termination of the Selling Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 9 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     The Selling Fund is a series of the Selling Corporation, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of the Selling Fund are redeemable at net asset value at each shareholder's option. The Selling Fund has elected to be a regulated investment company for

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ROPES & GRAY LLP

RiverSource Value Fund                                            March 17, 2008
RiverSource Diversified Equity Income Fund

federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Buying Fund is a series of the Buying Corporation, which is registered under the 1940 Act as an open-end management investment company. Shares of Buying Fund are redeemable at net asset value at each shareholder's option. Buying Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

     For purposes of this opinion, we have considered the Agreement, the combined Prospectus/Proxy Statement dated December 1, 2007 and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof (the "Representation Letters"), representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

     In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) any representation made in any of the documents referred to herein "to the knowledge" (or similar qualification) of any person or party is true without regard to such qualification.

     The facts you have represented as to in paragraph 5 of the Representation Letter from Buying Fund and paragraph 6 of the Representation Letter from Selling Fund, each dated as of the date hereof, support the conclusion that, following the Reorganization, Buying Fund will continue the historic business of Selling Fund as an open-end investment company that seeks long-term growth of capital and income by investing in undervalued equity securities of primarily large, U.S. companies and some non-U.S. companies that the portfolio manager believes are undervalued or trading at a discount to their true value.

     Various factors demonstrate the strong similarity between Selling Fund and Buying Fund (each a "Fund" and together the "Funds"), compared as of May 31, 2007, an arbitrarily selected date that reflects the Funds' portfolios composed without reference to the acquisition (the comparison date used for all date-specific observations hereinafter, unless otherwise noted).(1) Each Fund uses its own proprietary system to screen potential investments, with Buying Fund

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(1)  Unless otherwise noted, all data were obtained from the Selling Fund and the Buying Fund, respectively.


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ROPES & GRAY LLP

RiverSource Value Fund                                            March 17, 2008
RiverSource Diversified Equity Income Fund

focusing on dividend paying stocks; however, the Funds pursue their shared objective by investing primarily in large-cap growth stocks of U.S. companies (92.65% of its net assets for Selling Fund and 89.76% of its net assets for Buying Fund). As part of its investment strategy, each Fund also invests to some degree in non-U.S. stocks (4.28% of its net assets for Selling Fund and 6.94% of its net assets for Buying Fund). The Selling Fund and Buying Fund were also in the same Morningstar category ("US Open-End Large Value"), although they were in different Morningstar Style Boxes ("Large Blend" for Selling Fund and "Large Value" for Buying Fund).(2) As "Large Value" category funds, the Funds both seek investments in stocks of large-cap companies that the portfolio manager believes are undervalued or trading at a discount; however, as "Large Blend" and "Large Value" style funds, Selling Fund and Buying Fund's portfolios have different blends of growth and income stocks. As one would expect from equity funds, each Fund invested almost all of its net assets (in this case, approximately 97%) in stocks.

     A comparison of the Funds' portfolios indicates that, consistent with their similar goals and strategies, the Funds hold stocks with similar characteristics. First, consistent with each Fund's predominant focus on large-cap stocks, the portfolios are similar in terms of market capitalization. The average market capitalization figures for each Fund were somewhat similar, $60.76 billion for Selling Fund and $45.2 billion for Buying Fund-placing them both squarely in at least the large-cap category.(3) Consistent with the "US Open-End Large Value" Morningstar category, each Fund invested a significant amount (in the case of the Funds, more than 85% of its portfolio) in a combination of giant-cap and large-cap stocks, with both Funds investing more heavily in giant-cap stocks (approximately 56% in the case of Selling Fund and 48% in the case of Buying Fund and a roughly equal percentage (approximately 36%) of their assets in large-cap stocks). There was a total overlap of 91.8% in what each portfolio invested in issuers of varying market capitalizations. This overlap consisted of 47.7% in giant-cap stocks, 35.3% in large-cap stocks and 8.8% in medium-cap stocks. Although Selling Fund did not hold any of its assets in small-cap and micro-cap stocks, Buying Fund held a minimal amount in small-cap and micro-cap stocks (0.4%) and 0.1% respectively).(4)

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(2)  According to Morningstar, the Morningstar Style Box is based on the equity holdings of a portfolio based on its most recently available portfolio at the time of analysis, which can differ from a fund's historic holdings. The Morningstar category, on the other hand, is assigned based on the underlying securities in each portfolio over the past three years. Each is a nine-square grid that provides a graphical representation of the investment style of stocks and mutual funds. For stocks and stock funds, it classifies securities according to market capitalization (the vertical axis) and growth and value factors (the horizontal axis).

(3) Morningstar computes average market capitalization as a geometric average. Geometric averages are calculated by taking the n-th root of the product of n values.

(4) Morningstar uses a rolling breakpoint to define market capitalizations, which reflects a percentage of the market rather than a fixed number. Stocks are divided into seven style zones based on country of domicile. Morningstar defines giant-cap stocks as the top 40% of market capitalization for each style zone; large-cap stocks represent the next 30%; medium-cap stocks are defined as the next 20%; and small-cap stocks represent the balance. For


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ROPES & GRAY LLP

RiverSource Value Fund                                            March 17, 2008
RiverSource Diversified Equity Income Fund

     Second, the Funds' portfolios reflect comparable sector diversification. The Funds' equity investments were compared using three broad industry sectors, which were further subdivided into twelve narrower categories. Looking at the three broad sectors, the Funds shared a total overlap of 92.81%. Selling Fund and Buying Fund differed in the sector in which it made its most significant and second highest percentage of its investments. Selling Fund made 42.5% of its investments in the service sector; however, Buying Fund invested a similar percentage (just over 46% ) of its investments in the manufacturing sector. Selling Fund's second highest percentage of investments (39.5% of its net assets) was in the manufacturing sector, while Buying Fund invested a comparable percentage (39.04% of its net assets) in the service sector. Each Fund made the smallest percentage of its investments in the information sector (18.1% of its net assets for Selling Fund and 14.3% of its net assets for Buying Fund). Upon further dividing each of these three large industry sectors into four sub-categories, for a total of twelve sub-categories (service: healthcare services, consumer services, business services, financial services; information: software, hardware, media, telecommunications; and manufacturing: consumer goods, industrial goods, energy, utilities), the Funds continued to share a total overlap of 69.46%. The Funds were relatively diversified across these twelve sub-sectors, with each Fund allocating no more than 27.8% of its equity investments to any one sub-sector. Although each Fund weighted its investments in certain sectors and industries somewhat differently, those differences reflect the different investments selected by each Fund's portfolio manager to achieve their shared investment objective of long-term capital growth and income.

     Next, the Funds' portfolios had similar regional exposure. Investments in North America, specifically U.S. issuers, represented substantially all (96.7% for Selling Fund and 93.1% for Buying Fund) of each Fund's investments. Both Funds also had smaller investments in the United Kingdom and Western Europe (2.9% for Selling Fund and 4.1% for Buying Fund) and minimal investments in Asia (0.5% for Selling Fund and 0.6% for Buying Fund). Although Selling Fund did not have any investments in Latin America, Buying Fund had some Latin American investments (2.3% of its net assets). Overall, the total regional overlap equaled 96.5%.

     Finally, consistent with the similarity of their investment strategies, the two Funds bear comparable risk profiles. First, both Funds used the same standard benchmark: the Russell 1000 Value TR. The Funds' 5-year betas indicated that both Funds were more volatile relative to their common shared benchmark (1.04 for Selling Fund and 1.11 for Buying Fund). The Buying Fund's 1-year and 3-year betas (of 1.01 and 1.18, respectively) indicated that it was more volatile relative to their common shared benchmark than Selling Fund (with betas of 0.82 and 0.91, respectively), although both Funds' 1-year betas correlated more closely with the benchmark purposes of this analysis, Ameriprise follows Morningstar's market capitalization categories and subdivides the small-cap category to include a micro-cap category, defined as stocks under $500 million in market capitalization.


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ROPES & GRAY LLP

RiverSource Value Fund                                            March 17, 2008
RiverSource Diversified Equity Income Fund

(0.82 for Selling Fund and 1.01 for Buying Fund).(5) Moreover, the Funds had identical yields (1.17% for each Fund) and somewhat similar weighted average P/E ratios (18.18 for Selling Fund and 13.89 for Buying Fund).(6)

     The specific characteristics described above do not constitute fixed aspects of the Funds' respective investment strategies. Rather, they reflect the fact that the similarities in the Funds' respective investment strategies led them to react similarly to market conditions in existence prior and without reference to the proposal to merge Selling Fund into Buying Fund.

     Given the similarity of the Funds, at least 33-1/3 % of Selling Fund's portfolio assets will not be required to be sold in order to comply with Buying Fund's investment objectives, strategies, policies, risks and restrictions. Buying Fund has no record, plan or intention of changing any of its investment objectives, strategies, policies, risks or restrictions following the acquisition. Buying Fund will invest all assets acquired from Selling Fund in a manner consistent with the Funds' shared investment strategies as described above and reflected in the portfolio data described above.

     Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that, subject to the final two paragraphs hereof, for U.S. federal income tax purposes:

     (i) The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and Buying Fund and the Selling Fund each will be a "party to a reorganization" within the meaning of
          Section 368(b) of the Code;

     (ii) Under Section 1032 of the Code, no gain or loss will be recognized by Buying Fund upon the receipt of the assets of the Selling Fund in exchange for Buying Fund Shares and the assumption by Buying Fund of the liabilities of the Selling Fund;

     (iii) Under Section 362(b) of the Code, the basis in the hands of Buying Fund of the assets of the Selling Fund transferred to Buying Fund in the Reorganization will be the same as the basis of such assets in the hands of the Selling Fund immediately prior to the transfer;

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(5)  Beta is the statistical measure of the degree of variance between a security or fund and a specifically defined market proxy, such as the S&P 500 Index.

(6) Yield, expressed as a percentage, represents a fund's income return on capital investment for the past 12 months. This figure refers only to interest distributions from fixed-income securities, dividends from stocks, and realized gains from currency transactions. Monies generated from the sale of securities or from options and futures transactions are considered capital gains, not income. Return of capital is also not considered income. Morningstar computes yield by dividing the sum of the fund's income distributions for the past 12 months by the previous month's net asset value (adjusted upward for any capital gains distributed over the same time period).


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RiverSource Value Fund                                            March 17, 2008
RiverSource Diversified Equity Income Fund

     (iv) Under Section 1223(2) of the Code, the holding periods of the assets of the Selling Fund in the hands of Buying Fund will include the periods during which such assets were held by the Selling Fund;

     (v) Under Section 361 of the Code, no gain or loss will be recognized by the Selling Fund upon the transfer of the Selling Fund's assets to Buying Fund in exchange for Buying Fund Shares and the assumption by Buying Fund of the liabilities of the Selling Fund, or upon the distribution of Buying Fund Shares by the Selling Fund to its shareholders in liquidation;

     (vi) Under Section 354 of the Code, no gain or loss will be recognized by Selling Fund shareholders upon the exchange of their Selling Fund shares for Buying Fund Shares;

     (vii) Under Section 358 of the Code, the aggregate basis of Buying Fund Shares a Selling Fund shareholder receives in connection with the Reorganization will be the same as the aggregate basis of his or her Selling Fund shares exchanged therefor;

     (viii) Under Section 1223(1) of the Code, a Selling Fund shareholder's holding period for his or her Buying Fund Shares will be determined by including the period for which he or she held the Selling Fund shares exchanged therefor, provided that he or she held such Selling Fund shares as capital assets; and

     (ix) Buying Fund will succeed to and take into account the items of the Selling Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

     We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or (ii) on the termination or transfer thereof without reference to whether such a termination or transfer would otherwise be a taxable transaction.

     In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of


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ROPES & GRAY LLP

RiverSource Value Fund                                            March 17, 2008
RiverSource Diversified Equity Income Fund

private letter rulings issued in July 2005 suggests that the IRS's position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of this Reorganization are distinguishable from those in the ruling.

     We believe that Buying Fund and Selling Fund are both engaged in the same line of business: each is an open-end management investment company that seeks long-term growth of capital and income by investing in undervalued equity securities of primarily large, U.S. companies and some non-U.S. companies that the portfolio manager believes are undervalued or trading at a discount to their true value. The Funds' portfolios are substantially similar in terms of asset allocation, market capitalization, sector diversification, regional exposure, and risk profile. After the Reorganization, Buying Fund will continue that line of business for the benefit of the stockholders of both Selling and Buying Funds. Although Buying Fund will dispose of securities formerly held by Selling Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Buying Fund will have continued the historic business of Selling Fund for the benefit of, among others, the historic stockholders of Selling Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. However, because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.


                                        Very truly yours,


                                        /s/ Ropes & Gray LLP

                                        Ropes & Gray LLP


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